UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Nestor, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NESTOR, INC.
42 Oriental Street
Providence, RI 02908
(401) 274-5658

June 16, 2006

To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Nestor, Inc. (the "Company") to be held at the Squantum Association, located at 947 Veterans Memorial Parkway, East Providence, Rhode Island 02915, on July 6, 2006, at 10:00 AM, local time. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the annual meeting.

A proxy card is also enclosed. Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Accordingly, after reading the enclosed proxy statement, you are urged to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States. If you attend the annual meeting, you may then revoke your proxy by voting in person.

We look forward to greeting personally as many of our stockholders as possible at the annual meeting.

Sincerely yours,

/s/ William B. Danzell
William B. Danzell
President and Chief Executive Officer

Directions to:
Squantum Association	Function Room: Bakehouse
947 Veterans Memorial Parkway
East Providence, RI (401) 434-8377

From Points South (New York):	Interstate 95 North
From Points North (Boston):	Interstate 95 South
Exit 20 in RI (195 East/Cape Cod)
From 195 East, take Exit 4 (Taunton/Riverside Exit in East Providence).
Bear to the right and continue 2.25 miles down Veterans Memorial Parkway.
The Squantum Association Club is located on the right hand side.
On entering the driveway, go past parking lots B and C (Bradley Hospital). The roadway narrows and is downhill. You may park in the lot just outside the Squantum complex. The Bakehouse is the building next to the beige stucco office building.

From Points East (Cape Cod)
From 195 West, take Exit 6 (Broadway Exit in East Providence.)
Turn left onto Broadway and follow it until it ends. Turn left onto Veterans Memorial Parkway.
The Squantum Association Club is approximately .6 of a mile on the right hand side.
On entering the driveway, go past parking lots B and C (Bradley Hospital). The roadway narrows and is downhill. You may park in the lot just outside the Squantum complex. The Bakehouse is the building next to the beige stucco office building.

NESTOR, INC.
42 Oriental Street
Providence, Rhode Island 02908
(401) 274-5658

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on July 6, 2006

To the Stockholders of Nestor, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Nestor, Inc., a Delaware corporation (the "Company"), will be held at the Squantum Association, located at 947 Veterans Memorial Parkway, East Providence, Rhode Island 02915, on July 6, 2006, at 10:00 a.m. local time, to act upon the following:

1.	To consider and vote upon the election of nine directors, each to hold office until the next annual meeting and until their successors are elected and qualified;

2.
To approve the issuance of a number of shares of the Company's Common Stock sufficient to allow for full conversion of the Company's Senior Secured Convertible Notes (the "Secured Notes") and full exercise of warrants issued in connection with the Secured Notes (including, in each case, any shares issuable as a result of anti-dilution adjustments);

3.	To approve an Amendment to the Company's Certificate of Incorporation to increase the number of shares of authorized Common Stock from 30,000,000 to 50,000,000;

4.	To ratify the appointment of Carlin, Charron & Rosen, LLP as independent auditors for the Company for 2006;

and to transact such other business as may properly come before the meeting or any adjournments or postponements thereof. We are not aware of any items to be presented at the meeting.

Only stockholders of record as of the close of business on May 31, 2006, will be entitled to vote at the meeting.

By Order of the Board of Directors,

/s/ Benjamin M. Alexander
Benjamin M. Alexander
Vice President, General Counsel and Secretary

Providence, Rhode Island

June 16, 2006

IMPORTANT: THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK AND SERIES B CONVERTIBLE PREFERRED STOCK, VOTING AS A GROUP, MUST BE REPRESENTED AT THE ANNUAL MEETING IN PERSON OR BY PROXY IN ORDER TO HAVE A QUORUM. THEREFORE, WE URGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY THEN REVOKE YOUR PROXY BY VOTING IN PERSON.

PROXY STATEMENT

NESTOR, INC.
42 Oriental Street
Providence, Rhode Island 02908
(401) 274-5658

ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 6, 2006

This proxy statement is being furnished to holders of shares of (i) common stock, par value $.01 per share (the "Common Stock") and (ii) the Series B Convertible Preferred Stock, par value $1.00 per share (the "Convertible Preferred Stock"), of Nestor, Inc., a Delaware corporation (“Nestor” or the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the annual meeting of stockholders to be held July 6, 2006, at 10:00 a.m. local time at the Squantum Association located at 947 Veterans Memorial Parkway, East Providence, Rhode Island 02915. This proxy statement and the enclosed form of proxy are first being mailed on or about June 16, 2006 to stockholders of the Company entitled to vote.

PROXIES

The shares of Common Stock and Convertible Preferred Stock represented by each properly executed and dated proxy that is not revoked as set forth below will be voted at the annual meeting in accordance with the instructions given. If no instructions are given on the proxy, the persons named herein will vote FOR each of the nominees for director and the other proposals set forth in this Notice of Annual Meeting of Stockholders. As to any other business that may properly come before the meeting, they will vote in accordance with their best judgment. The Company does not presently know of any other business.

REVOCABILITY OF PROXIES

A proxy executed in the form enclosed may be revoked at any time prior to its exercise by notifying in writing the Secretary of the Company of such revocation at the Company's principal executive offices, by delivering a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

PERSONS MAKING THE SOLICITATION

The accompanying proxy is being solicited on behalf of the Company's Board of Directors. In addition to mailing the proxy materials, solicitation may be made in person or by telephone by directors, officers or regular employees of the Company, none of whom will receive additional compensation in connection with such solicitation. The expense of the solicitation of proxies for the annual meeting will be borne by the Company. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of the Common Stock and Convertible Preferred Stock held by them and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.

VOTING SECURITIES

The Common Stock and the Convertible Preferred Stock are the only outstanding classes of securities of the Company entitled to vote at the meeting. Holders of record of the Common Stock and the Convertible Preferred Stock at the close of business on May 31, 2006 (the "Record Date") will be entitled to vote on the matters to be voted upon at the annual meeting. At the close of business on the Record Date, there were 20,365,916 shares of Common Stock and 180,000 shares of Convertible Preferred Stock outstanding. At the close of business on the Record Date, the Common Stock and Convertible Preferred Stock are entitled to vote as a group the equivalent of an aggregate of 20,383,916 shares of Common Stock on the basis of one vote per share of Common Stock and one-tenth (1/10) vote per share of Convertible Preferred Stock.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock and Convertible Preferred Stock voting as a group will constitute a quorum for the transaction of business at the annual meeting. Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions on how to vote from the beneficial owner.

A plurality of the votes duly cast is required for the election of directors. The affirmative vote of a majority of the votes duly cast is required to approve the issuance of sufficient shares of the Company’s Common Stock to allow for full conversion of the Secured Notes and full exercise of Common Stock warrants issued in connection with the Secured Notes (Proposal 2) and the ratification of the appointment of the independent auditors (Proposal 4). The affirmative vote of a majority of the shares outstanding and entitled to vote as of the Record Date is required to approve the amendment to the Company’s Certificate of Incorporation to increase the number of shares of authorized Common Stock from 30 million to 50 million (Proposal 3). Abstentions are deemed to be “votes cast,” and have the same effect as a vote against these proposals. However, broker non-votes are not deemed to be votes cast, and therefore are not included in the tabulation of the voting results on these proposals.

At the close of business on the Record Date, Silver Star Partners I, LLC (“Silver Star”) held 9,836,430 shares, or 48.30%, of the outstanding shares of Common Stock. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.” Silver Star intends to vote "For" each Proposal. Furthermore, Silver Star and certain other stockholders who, together with Silver Star, own 10,351,048 shares, or 50.83% of the outstanding shares of Common Stock and 50.78% of the total votes entitled to be cast at the meeting, have executed voting agreements pursuant to which they have agreed to vote in favor of Proposals 2 and 3. Accordingly, it is expected that each Proposal will be approved. Nevertheless, whether or not you plan to attend the annual meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 31, 2006, the beneficial ownership of shares of the Common Stock of (i) any person who is known by the Company to own more than 5% of the voting securities of the Company, (ii) the Chief Executive Officer and each of the Company’s other three most highly compensated executive officers whose salary and bonus exceed $100,000 for the calendar year ended December 31, 2005, (iii) each director and director nominee, and (iv) all directors and executive officers of the Company as a group. No such person owns any Convertible Preferred Stock. Except as otherwise herein indicated, the Company believes, based on information furnished by such owners, that the beneficial owners of shares of the Company’s Common Stock described below have sole investment voting power with respect to such shares, subject to any applicable community property laws:

Name and Address of Beneficial Owner	Amount and nature of Beneficial Ownership		Percent of Class
DG Capital Management, Inc.	1,844,363	(1)	8.9
260 Franklin Street; Suite 1600
Boston, MA 02110

Manu P. Daftary	1,844,363	(1)	8.9
c/o DG Capital Management, Inc.
260 Franklin Street; Suite 1600
Boston, MA 02110

Silver Star Partners I, LLC	9,836,430	(2)	45.8
c/o William B. Danzell
The Professional Building
2 Corpus Christi; Suite 300
Hilton Head Island, SC 29938

William B. Danzell	10,534,320	(2) (3)	50.2
The Professional Building
2 Corpus Christi; Suite 300
Hilton Head Island, SC 29938

George L. Ball	139,250	(4) (5)	*
Sanders Morris & Harris Group
600 Travis, Suite 3100
Houston, TX 77002

Albert H. Cox, Jr.	34,926	(5)	*
2002 Claudette Court
Biloxi, MS 39531

Terry E. Fields	28,472	(5)	*
Community Loans of America
8601 Dunwoody Place, Suite 406
Atlanta, GA 30350

David N. Jordan	29,365	(5)	*
c/o Silver Star Partners I, LLC
The Professional Building
2 Corpus Christi; Suite 300
Hilton Head Island, SC 29938

Clarence A. Davis	0		-
c/o Nestor, Inc.
42 Oriental Street
Providence, RI 02908

Name and Address of Beneficial Owner	Amount and nature of Beneficial Ownership		Percent of Class
Michael C. James	448,617	(6)	2.2
c/o Nestor, Inc.
42 Oriental Street
Providence, RI 02908

Nina R. Mitchell	0		-
c/o Nestor, Inc.
42 Oriental Street
Providence, RI 02908

Thodore Petroulas	0		-
c/o Nestor, Inc.
42 Oriental Street
Providence, RI 02908

Daryl Silzer	0		-
c/o Nestor, Inc.
42 Oriental Street
Providence, RI 02908

Nigel P. Hebborn	379,448	(7)	1.8
Nestor, Inc.
42 Oriental Street
Providence, RI 02908

Tadas A. Eikinas	30,000	(7)	*
Nestor, Inc.
42 Oriental Street
Providence, RI 02908

Benjamin M. Alexander	25,000	(7)	*
Nestor, Inc.
42 Oriental Street
Providence, RI 02908

All executive officers and directors	11,220,781	(8)	52.2
as a group (10 persons)

*Less than 1%

(1)
Includes 347,221 shares that may be acquired upon conversion of our 5% Senior Convertible Notes. DG Capital Management, Inc., in its capacity as an investment adviser, has the sole right to vote and dispose of the shares of the Company's Common Stock. Manu P. Daftary is the sole shareholder and President of DG Capital Management, Inc. DG Capital Management, Inc. and Mr. Daftary disclaim beneficial ownership of the Common Stock of the Company. Does not include 71,839 shares that will become issuable upon exercise of warrants issued to DG Capital Management in connection with the Transaction described in Proposal 2, which become exercisable only upon approval of Proposal 2.

(2)
William B. Danzell has an approximate 8.6% ownership interest in, and is the Managing Director of, Silver Star Partners I, LLC and as such shares with Silver Star Partners I, LLC the power to vote and dispose of the shares held by it. David N. Jordan, a director of the Company, is the president of L-J Inc., which has an approximate 20.8% ownership interest in Silver Star Partners I, LLC. Thodore Petroulas, a nominee for director, has an approximate 1.9% ownership interest in Silver Star Partners I, LLC.

(3)
This number represents (i) 9,836,430 shares of Common Stock held by Silver Star Partners I, LLC; (ii) 85,690 shares of Common Stock owned through investment management accounts over which Mr. Danzell has power of attorney; (iii) 8,800 shares of Common Stock held by William B. Danzell, having the sole power to vote and dispose of such shares; (iv) 601,400 shares of Common Stock, which Mr. Danzell may acquire upon the exercise of options and (v) 2,000 shares held by Danzell Investment Management, Ltd., an investment management firm of which Mr. Danzell is the Founder and President.

(4)
Includes 100,000 shares of Common Stock, which are owned by a limited liability company of which Mr. Ball’s wife is a member, beneficial ownership of which Mr. Ball disclaims, except to the extent of his wife’s pecuniary interest therein.

(5)	Includes 23,000 shares of Common Stock, which Messrs. Ball, Cox, Fields, and Jordan may each acquire upon the exercise of options.
(6)
Includes 23,300 shares in an investment account over which Mr. James has sole dispositive power and 425,317 shares beneficially owned by Kuekenhof Equity Fund, L.P. (the “Fund”) over which Mr. James has sole disposition and voting power, and of which 255,856 may be acquired upon the exercise of convertible notes, warrants or options held by the Fund. Does not include 28,736 shares that will become issuable upon exercise of warrants issued to the Fund in connection with the Transaction described in Proposal 2, which become exercisable only upon approval of Proposal 2.

(7)	Includes 378,748, 30,000 and 25,000 shares of Common Stock, respectively, which Mr. Hebborn, Mr. Eikinas and Mr. Alexander, Officers of the Company, may acquire upon the exercise of options.
(8)
This number includes: (i) 1,147,148 vested options owned or controlled by officers and directors of the Company and (ii) all other shares beneficially owned by the current directors and executive officers of the Company.

SUMMARY OF PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1. Election of Directors

The following persons have consented to be nominated and, if elected, to serve as directors of the Company: George L. Ball, Albert H. Cox, Jr., William B. Danzell, Clarence A. Davis, Michael C. James, David N. Jordan, Nina R. Mitchell, Thodore Petroulas and Daryl Silzer.

The Board of Directors recommends a vote “FOR” the election of the nominees.

PROPOSAL 2. Approval of the issuance of a number of shares of the Company’s Common Stock sufficient to allow for full conversion of the Company’s Senior Secured Convertible Notes (the “Secured Notes”) and full exercise of warrants issued in connection with the Secured Notes (including, in each case, any shares issuable as a result of anti-dilution adjustments)

On May 25, 2006, the Company issued Senior Secured Convertible Notes and warrants to purchase shares of its Common Stock for $28.55 million. The Company is obligated under the terms of the transaction documents to seek stockholder approval pursuant to Marketplace Rule 4350(i) of The Nasdaq Stock Market so that it may issue Common Stock in an amount sufficient to allow for full conversion of the Secured Notes and full exercise of warrants issued in connection with the Secured Notes.

The Board of Directors recommends a vote “FOR” the approval of the issuance of sufficient shares of Common Stock to allow for full conversion of the Senior Notes and full exercise of warrants issued in connection with the Secured Notes.

PROPOSAL 3. Approval of the Amendment to the Certificate of Incorporation to increase the number of shares of authorized Common Stock

The Company is currently authorized to issue up to 40,000,000 shares of capital stock, of which 30,000,000 are Common Stock, $0.01 par value, and 10,000,000 are preferred shares, $1.00 par value. There are currently 20,365,916 shares of Common Stock outstanding and 8,283,029 shares reserved for issuance upon exercise or conversion of outstanding options, warrants and convertible securities. Assuming stockholder approval of Proposal 2, the Company will be obligated to reserve an additional 8,285,881 shares of Common Stock for issuance upon conversion or exercise of the Secured Notes and the warrants issued in connection with the Secured Notes. The proposed amendment to the Certificate of Incorporation would increase the authorized Common Stock from 30,000,000 to 50,000,000 shares.

The Board of Directors recommends a vote “FOR” the approval of the Amendment to the Certificate of Incorporation

PROPOSAL 4. Ratification of the appointment of Carlin, Charron & Rosen, LLP as independent auditors of the Company for 2006

Carlin, Charron & Rosen, LLP, independent certified public accountants, have been the auditors for the Company since 2002. The Audit Committee has selected Carlin, Charron & Rosen, LLP to continue as the Company’s independent auditors for 2006, and requests that the stockholders ratify such appointment.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Carlin, Charron & Rosen, LLP.

PROPOSAL 1:
Election of Directors

At the annual meeting, nine directors will be elected to hold office until their successors have been duly elected and qualified as provided in the Company's Certificate of Incorporation and By-Laws. Pursuant to the By-Laws of the Company, as amended on May 19, 2004, the Board of Directors by resolution set the number of directors of the Company at nine, effective with the 2006 annual meeting of stockholders. The following persons have consented to be nominated and, if elected, to serve as directors of the Company: George L. Ball, Albert H. Cox, Jr., William B. Danzell, Clarence A. Davis, Michael C. James, David N. Jordan, Nina R. Mitchell, Thodore Petroulas and Daryl Silzer. None of the nominees is related by blood, marriage or adoption to any other director, executive officer or nominee. Director Terry E. Fields is not standing for re-election.

Directors and Executive Officers

The following table sets forth information, regarding the directors, nominees and executive officers of the Company:

Name	Age	Director/Officer Since	Capacities in which served
George L. Ball	67	2003	Director, Chairman of the Board*
Albert H. Cox, Jr.	73	2003	Director*
William B. Danzell	51	2003	Director, President and Chief Executive Officer*
Clarence A. Davis	64	2006	Director*
Michael C. James	47		*
David N. Jordan	62	2003	Director*
Nina R. Mitchell	47		*
Thodore Petroulas	51		*
Daryl Silzer	51		*
Nigel P. Hebborn	47	1996	Executive Vice President, Treasurer and Chief Financial Officer of Nestor, Inc. and President of Nestor Traffic Systems, Inc.
Tadas (Todd) A. Eikinas	39	2005	Chief Operating Officer
Benjamin M. Alexander	46	2003	Vice President, General Counsel and Secretary
Teodor (Ted) Klowan, Jr.	37	2006	Vice President, Corporate Controller and Chief Accounting Officer

* Nominee

George L. Ball is the Chairman of Sanders Morris Harris Group “SHMG”), the largest investment banking firm headquartered in the Southwest. Mr. Ball was appointed to the board of directors of SMHG at the time of the merger between Harris Webb & Garrison (“HWG”) and Sanders Morris Mundy (“SMM”). Prior to the merger, he served as Chairman of the Board and a director of SMM. Since the merger with HWG, Mr. Ball has served as Chairman of the Board and a director of Sanders Morris Harris Inc., as a director of SMH Capital, Inc. and SMH Capital Advisors, Inc., and on the management committee of Salient Capital Management, LLC, the general partner of Salient Partners, L.P. and Salient Trust Company, LTA, Charlotte Capital, LLC, and Select Sports Group Holdings, LLC. He served as a director of SMM from May 1992 until the merger with HWG, and was its non-executive Chairman of the Board from May 1992 to July 1997. From September 1992 to January 1994, Mr. Ball was a Senior Executive Vice President of Smith Barney Shearson Inc. From September 1991 to September 1992, he was a consultant to J. & W. Seligman & Co. Incorporated. Mr. Ball served as President and Chief Executive Officer of Prudential-Bache Securities, Inc. from 1982 until 1991 and Chairman of the Board from 1986 to 1991. He also served as a member of the Executive Office of Prudential Insurance Company of America from 1982 to 1991. Before joining Prudential, Mr. Ball served as President of E.F. Hutton Group, Inc. Mr. Ball is a former governor of the American Stock Exchange and the Chicago Board Options Exchange, and served on the Executive Committee of the Securities Industries Association. Mr. Ball also serves as a director of InterFit Health, the largest independent provider of health screening services in the United States.  He is a graduate and former trustee of Brown University and currently serves on the boards of several national nonprofit institutions.

Albert H. Cox, Jr. is a private investor and economic consultant. From 1970 until 1985 he was an executive with Merrill Lynch & Co. in New York. During that period, he served as Chief Economist, President of Merrill Lynch Economics (consultants to over 150 major corporations) and Executive Vice President and Board member of Lionel D. Edie & Co. (investment counsel subsidiary of Merrill Lynch). From 1985 to 1991, he was a Board member and Senior Economic Adviser with BIL Management and its successor Trainer, Wortham & Co. in New York, subsidiaries of the Bank in Liechtenstein. From 1994-97 he was a Board member of Siebels Bruce insurance group (Columbia, S.C.). Earlier in his career, Dr. Cox served in Washington as Special Assistant to the Chairman of President Nixon's Council of Economic Advisers. In 1980, he was a member of President-elect Reagan's Inflation Policy Task Force. Dr. Cox holds a Ph.D. in Finance and Economics from the University of Michigan and an M.B.A. in Finance from the University of Texas.

William B. Danzell is the Chief Executive Officer and President of Nestor, Inc. Mr. Danzell serves as Nestor Traffic Systems, Inc.’s Chairman of the Board of Directors and Chief Executive Officer. Mr. Danzell also holds the position of President of Danzell Investment Management, Ltd., a private investment management and consulting company to restructuring corporations and is Managing Director of Silver Star Partners I, LLC. He was employed by Prudential Securities, Inc. from 1983 to 1995 and held the position of Senior Vice President-Portfolio Manager. He began his career in the financial industry in 1981 with Merrill Lynch. Mr. Danzell received his Economics degree from Colgate University (Hamilton, NY) in 1977.

Clarence A. Davis is the retired Chief Operating Officer of the American Institute of Certified Public Accountants (AICPA). Mr. Davis began his affiliation with AICPA in 1998 as its CFO, and was named COO in 2000, a position he held until his retirement in 2005. As COO, Mr. Davis was responsible for planning and directing all aspects of the organization's day-to-day operations, including finance and administration, technology, program management and quality assurance. Mr. Davis operated Clarence A. Davis Enterprises, Inc. from 1990 to 1998, a financial and organizational consulting firm that provided due diligence investigations for acquisitions and forensic accounting investigations for diverse industries, including financial institutions, broadcasting, film/program syndication, optical, agribusiness and light manufacturing. His forty-year financial career includes a Senior Partnership at Spicer & Oppenheim. In 2004, Mr. Davis was appointed to a three-year term with the American Red Cross Liberty Fund and September 11 Recovery Oversight Commission, and he currently serves as a director of Oneida, Ltd. Mr. Davis was awarded a Bachelor of Science degree in Accounting from Long Island University in 1967 and is a certified public accountant.

Michael C. James is the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company. Mr. James also holds the position of Managing Director of Kuekenhof Equity Fund, L.P. and Kuekenhof Partners, L.P. He was employed by Moore Capital Management, Inc., a private investment management company from 1995 to 1999 and held the position of Partner. He was employed by Buffalo Partners, L.P., a private investment management company from 1991 to 1994 and held the position of Chief Financial and Administrative Officer. He was employed by National Discount Brokers from 1986 to 1991 and held the positions of Treasurer and Chief Financial Officer. He began his career in 1980 as a staff accountant with Eisner, LLP. Mr. James received a B.S. degree in Accounting from Fairleigh Dickenson University in 1980.

David N. Jordan is President of L-J Inc., a general contracting firm headquartered in Columbia, South Carolina. Mr. Jordan began working for L-J Inc. in 1966 as a Field Supervisor and became President of the company in 1973. Mr. Jordan holds a B.S. degree in Marketing from the University of South Carolina.

Nina R. Mitchell has been President of SFX Financial Advisory Management Enterprises, Inc. since August, 2001 and is responsible for the overall management, marketing and corporate policy of SFX Financial Advisory Management Enterprises, Inc. (“SFX Financial”), a subsidiary of the SFX Sports Group. She also provides personal financial planning and investment advisory services to clients and oversees the Company’s new business development and internal staff. From June 1998 to August 2001, she was a Senior Vice President of SFX Financial. Prior to working at SFX Financial, she worked as a Senior Vice President with Falk Associates Management Enterprises, Inc. and its related financial services affiliate, Financial Advisory Management Enterprises, Inc. since its inception in 1992 and at ProServ, Inc. from 1983 to 1992, providing financial planning services primarily for professional athletes and their families. Nina is a 1981 Accounting Graduate of the University of Maryland and a Certified Public Accountant.

Thodore Petroulas, a private investor, was a co-founder and Executive Vice President of Clinton Group, Inc., an investment advisor firm in New York from 1991 to 2004. He was responsible for all the analytical research and the development of the computer systems used to implement the investment strategies of the firm and later led the new product development of the company with emphasis in structured products. Mr. Petroulas started his career in Wall Street as a Vice President of Bear, Stearns & Co. Inc., in New York and later as a Vice President of Greenwich Capital Markets, Inc., in Greenwich, CT. Mr. Petroulas received a Ph.D. in Chemical Engineering from the University of Minnesota in 1984 and B.S. from the National Technical University of Athens, Greece in 1978.

Daryl Silzer has been the President and CEO of SecurTek Monitoring Solutions based in Yorkton, Saskatchewan, Canada since 2005. Prior to his engagement at SecurTek, Mr. Silzer was President and CEO of Navigata Communications with headquarters in Vancouver, Canada beginning in 2004. Before Navigata, the majority of Mr. Silzer’s career was with Saskatchewan Telecommunications, most recently as General Manager of Strategic Development in 1998 with responsibility for planning, as well as merger and acquisition activities. Mr. Silzer holds a diploma in Business Administration from the University of Regina and is a graduate of the Queens Executive Program.

Nigel P. Hebborn, Executive Vice President, Treasurer and Chief Financial Officer of Nestor, Inc. and President, Treasurer and Chief Financial Officer of Nestor Traffic Systems, Inc., joined the Company in October 1996. He is responsible for the Company’s financial and corporate development activities, including working with the Company’s management in the development and roll-out of commercial applications. Before joining Nestor, he was President of Wolffish Consulting Services, Inc., a consulting and background reporting firm. Prior to forming Wolffish Consulting Services, Inc., Mr. Hebborn served as Vice President Finance of Nova American Group, Inc., in Buffalo, New York and as President of various subsidiaries of this insurance and banking holding company. Earlier in his career, Mr. Hebborn, a CPA, was employed by Price Waterhouse.

Tadas (Todd) A. Eikinas, Chief Operating Officer of Nestor, Inc., joined the Company in September 2004 as National Program Manager and was promoted to his current position in March 2005. Mr. Eikinas has 15 years of experience in building, implementing and supporting large-scale systems integration projects with a strong emphasis on managing the installation and operation of Automated Photo Enforcement programs. Mr. Eikinas came to Nestor from Peek Traffic, Inc., where he served as Director of its Automated Enforcement Program and IT since 2001. He was the technical manager of Americas Technology Operations at Arthur Andersen, LLP in 2001. He was the Manager of Information Systems at Kforce.com in 2000, Assistant Vice President of Open System at Citizens Bank in 1999 and Assistant Vice President and Manager of Technical Operations at State Street Corporation, Financial Markets Group in 1997. Mr. Eikinas holds a Bachelor of Science degree in Electrical Engineering Technology from Northeastern University.

Benjamin M. Alexander, a lawyer since 1992, is Vice President, General Counsel and Secretary of the Company. Before joining the Company in March 2005, Mr. Alexander was of counsel to Partridge Snow & Hahn, practicing in all areas of business law including securities law, mergers and acquisitions, and general corporate counseling. Mr. Alexander was at Partridge Snow & Hahn from 2002 until joining the Company, and he was a partner at Hale and Dorr LLP from 1999 until 2002. Mr. Alexander was elected Secretary of the Company in 2003. Before entering the legal profession, he worked as a systems engineer, specializing in digital circuit design, programming and systems integration. Mr. Alexander is a graduate of the University of Pennsylvania Law School and Marymount University.

Teodor (Ted) Klowan, Jr., CPA, MBA, a CPA since 1991, is Vice President, Corporate Controller, and Chief Accounting Officer of Nestor, Inc. Prior to joining the Company in May 2006, Mr. Klowan was Corporate Controller of MatrixOne, Inc. in 2005 and Corporate Controller and Chief Accounting Officer at Helix Technology Corporation during his tenure from 1999 to 2004. Prior to joining Helix Technology Inc., Mr. Klowan was Assistant Corporate Controller of Waters Corporation from 1996 to 1999. Prior to 1996, Mr. Klowan worked in management and staff positions at Banyan Systems, Inc. and Ernst & Young. Mr. Klowan holds a Bachelor of Business Administration degree in accounting from Bryant University and a Masters of Business Administration degree in international business from Clark University.

Vote Required

The affirmative vote of stockholders holding a plurality of the issued and outstanding shares of Nestor entitled to vote, present in person or represented by proxy, at the annual meeting is required to elect the nine members of Nestor's Board of Directors.

The Board of Directors recommends a vote “FOR” the election of the nominees.

PROPOSAL 2:
Approval of the issuance of a number of shares of the Company’s Common Stock sufficient to allow for full conversion of the Company’s Senior Secured Convertible Notes (the “Secured Notes”) and full exercise of warrants to purchase Common Stock issued in connection with the Secured Notes (including, in each case, any shares issuable as a result of anti-dilution adjustments)

Introduction

On May 25, 2006 (the “Closing Date”), the Company consummated a private placement transaction in which the Company issued Units consisting of Senior Secured Convertible Notes (the “Secured Notes”) and warrants to purchase 1,982,639 shares of its Common Stock (the “Investor Warrants”) to several institutional and accredited investors (the “holders”) for an aggregate $28.55 million (the “Transaction”). In connection with, and as part of, the Transaction, the Company also issued warrants to purchase 163,793 shares of Common Stock (the “5% Warrants”) to holders of its existing, 5% Senior Convertible Notes (the “5% Notes”) and warrants to purchase 247,830 shares of Common Stock to Cowen & Co., LLC, the placement agent for the Transaction (the “Cowen Warrants”).

The Secured Notes, which rank pari passu with the Company’s 5% Notes, accrue interest at 7% per annum, subject to adjustment. Accrued interest is payable quarterly in arrears, and the Company’s obligations under the Secured Notes and Investor Warrants are secured by an irrevocable letter of credit in the amount of $3,997,000. The Secured Notes have a five-year term and are convertible into shares of Common Stock at an initial conversion price of $3.60 per share. The conversion price is subject to full ratchet anti-dilution protection for equity issuances within three years and weighted-average anti-dilution protection thereafter in addition to other customary adjustment events. At the initial conversion price, the Secured Notes are convertible into 7,930,560 shares of Common Stock. The Secured Notes contain certain restrictive covenants and various protective provisions for the benefit of holders of the Secured Notes, including redemption rights and other privileges, all of which are described in more detail in the section entitled “Terms of the Transaction” below.

The Investor Warrants have a five-year term and are exercisable at an initial exercise price of $4.35, subject to weighted average anti-dilution protection for the life of the Investor Warrants. The Investor Warrants also allow for “cashless exercise” and provide for redemption in certain circumstances, described more fully in the section entitled “Terms of the Transaction” below. The 5% Warrants have a three-year term and are also exercisable at $4.35, subject to adjustment in the case of mergers, consolidations and other corporate events. The 5% Warrants become exercisable only upon approval of this proposal by the stockholders. The Cowen Warrants consist of five-year warrants to purchase 198,264 shares and 49,566 shares of Common Stock at exercise prices of $3.60 and $4.35, respectively. The Cowen Warrants contain terms substantially identical to those of the Investor Warrants, except that the Cowen Warrants, like the 5% Warrants, become exercisable only upon approval of this proposal by the stockholders.

In connection with the Transaction, and because the anti-dilution provisions contained in the Secured Notes, the Investor Warrants and the Cowen Warrants could result in the issuance of Common Stock at a price that is lower than the market value of the Common Stock on the Closing Date, the Company agreed:

•
to seek stockholder approval of the Transaction pursuant to the Nasdaq Marketplace Rules described below to permit the issuance of a number of shares of the Company’s Common Stock sufficient to allow for full conversion of the Secured Notes and full exercise of the Investor Warrants; and

•
in the absence of such stockholder approval not to issue shares of Common Stock pursuant to the Secured Notes or the Investor Warrants to the extent that such issuance would exceed 19.99% of the Company’s outstanding shares of Common Stock on the Closing Date, or 4,071,146 shares.

Why We Need Stockholder Approval

Nasdaq Marketplace Rules. Rule 4350(i)(1)(D) of The Nasdaq Stock Market (“Nasdaq”) Marketplace Rules requires stockholder approval for the issuance of common stock, other than in a public offering, at a price per share less than the greater of the book value or market value of a company’s stock where the issuance, or potential issuance, by a company of its common stock represents 20% or more of the outstanding listed common stock or 20% or more of the voting power outstanding before the issuance.

The Common Stock is listed on the Nasdaq National Market and, therefore, the Company is subject to the Nasdaq Marketplace Rules. The issuance of the Secured Notes and the Investor Warrants in the Transaction did not require stockholder approval under Rule 4350(i) because, unless stockholder approval is obtained, the Company is not obligated to issue any shares of Common Stock upon conversion of the Secured Notes or exercise of the Investor Warrants to the extent that such issuance would exceed 19.99% of the Company’s outstanding Common Stock on the Closing Date, and the 5% Warrants and the Cowen Warrants are not exercisable unless and until stockholders approve this proposal. The Company is seeking stockholder approval pursuant to Rule 4350(i) so that it may issue Common Stock in an amount sufficient to allow for full conversion of the Secured Notes and full exercise of the Investor Warrants, the Cowen Warrants and the 5% Warrants (collectively, the “Warrants”). Stockholder approval to exceed the 19.99% limit is necessary because, should a dilutive event occur, the conversion price of the Secured Notes or the exercise price of the Investor Warrants could be below $3.43, the market price of the Common Stock as of the Closing Date of the Transaction, and the number of shares of Common Stock issued upon conversion of the Secured Notes or on exercise of the Investor Warrants would equal or exceed 20% of the Common Stock outstanding and voting power as of the Closing Date of the Transaction.

Covenant of the Transaction. As a condition to consummating the Transaction, the Company agreed to seek such stockholder approval at its next regularly scheduled annual or special meeting of stockholders, but in no event later than July 15, 2006 (the “Stockholder Meeting Deadline”), and the Board of Directors agreed to recommend that such proposal be approved. If stockholder approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company is obligated to cause an additional stockholder meeting to be held every six months thereafter until such stockholder approval is obtained or until the Secured Notes are no longer outstanding.

Voting Agreements. In connection with the Transaction, the Company entered into Voting Agreements with certain stockholders who hold, in the aggregate, 10,351,048 shares, or 50.83%, of the outstanding Common Stock of the Company, pursuant to which they have agreed to vote in favor of approving the issuance of shares of the Company’s Common Stock upon conversion of the Secured Notes and exercise of the Investor Warrants (including, in each case, any shares issuable as a result of anti-dilution adjustments pursuant to the Secured Notes and the Investor Warrants).

Terms of the Transaction

General. On May 24, 2006, the Company entered into a Securities Purchase Agreement (the “Agreement”) with several institutional and accredited investors and U.S. Bank National Association as collateral agent for the investors to sell $28.55 million of Units consisting of the Secured Notes and the Investor Warrants in a private placement pursuant to Regulation D under the Securities Act of 1933. The Transaction closed, and the Secured Notes and the Investor Warrants were issued, on May 25, 2006. In connection with the Transaction, the Company entered into a Registration Rights Agreement with the holders of the Secured Notes. At the closing, the Company and certain of its wholly-owned subsidiaries entered into a Borrower/Subsidiary Pledge Agreement and a Security Agreement with a collateral agent, and certain wholly-owned subsidiaries of the Company executed a Guaranty and Suretyship Agreement in favor of the collateral agent.

Secured Notes. The Secured Notes, which rank pari passu with the Company’s 5% Notes, are secured by a first priority security interest in all corporate assets, except contracts entered into by the Company after October 1, 2006 and all assets related thereto and all proceeds thereof. Interest on the Secured Notes accrues at the rate of 7% per annum, subject to adjustment for certain changes in the Company’s consolidated EBITDA (defined as earnings before interest, taxes, depreciation and amortization, any derivative instrument gain or loss or any employee stock option expense under SFAS 123R, “Share-Based Payment”), as follows:

(a)
if consolidated EBITDA as reported on the Company’s Quarterly Report on Form 10- Q (“Form 10-Q”) for the fiscal quarter ending June 30, 2007 is less than $1.25 million, the interest rate will increase to 9%, effective July 1, 2007;

(b)	if consolidated EBITDA as reported on the Form 10-Q for the fiscal quarter ending June 30, 2007 is greater than $2.5 million, the interest rate will decrease to 5%, effective July 1, 2007; and

(c)
if consolidated EBITDA for the year ended December 31, 2008 as reported on the Company’s Annual Report on Form 10-K (“Form 10-K”) for that period is greater than $14.0 million, the interest rate currently in effect at that time will decrease by 2%, effective January 1, 2009.

In no event will the interest rate be less than 5%. In the event of default on the Secured Notes, the interest rate will be 13.5% during the period of default. Accrued interest is payable quarterly in arrears, and the Company’s obligations under the Secured Notes and Investor Warrants are secured by an irrevocable letter of credit in favor of the collateral agent in the amount of $3,997,000.

All outstanding principal and interest on the Secured Notes is due on May 25, 2011. The principal of the Secured Notes is convertible into the Company’s Common Stock at an initial conversion price of $3.60 per share. The conversion price is subject to anti-dilution protection as described in the section entitled “Anti-dilution Provisions of the Secured Notes and the Investor Warrants and Cowan Warrants” below. At the current conversion price, the Secured Notes are convertible into 7,930,560 shares of Common Stock. The Secured Notes are also subject to limitations on beneficial ownership as described in the section entitled “Limitation on Beneficial Ownership” below.

The Secured Notes contain restrictive covenants which, among other things, restrict the Company’s ability to incur additional indebtedness, grant security interests on its assets or make distributions on or repurchase its Common Stock.

If a holder elects to convert its Secured Notes into shares of the Company’s Common Stock prior to May 25, 2009, or in the event of a “Mandatory Conversion” (defined below) by the Company prior to May 25, 2009, the Secured Note holder will receive a “make-whole” payment in cash equal to 21% of the face value of the Secured Notes so converted, less any interest paid (the “Make-Whole Amount”). Beginning on May 25, 2008, if the average closing bid price of the Common Stock exceeds 165% of the conversion price for any 20 trading days during a 30 consecutive trading-day period, the Company can force conversion of the Secured Notes (a “Mandatory Conversion”), subject to certain notice and other requirements. The number of shares of Common Stock issuable to all Secured Note holders in such Mandatory Conversion cannot exceed the total daily trading volume of the Common Stock for the 20 consecutive trading days immediately preceding the conversion date. Furthermore, the Company can require a Mandatory Conversion only once in any 60 consecutive trading-day period.

The holders of the Secured Notes have the right to require the Company to redeem up to 20% of the outstanding principal by written notice to the Company at least five trading days prior to December 29, 2006. In addition, the holders have the right to require the Company to redeem all or any portion of the outstanding balance of the Secured Notes on May 25, 2009, provided that this right will be forfeited if, among other things, the Company’s consolidated EBITDA for the twelve-month period ended December 31, 2008 as reported on its Form 10-K exceeds $14.0 million. The Secured Note holders also have the right to redeem some or all of their Secured Notes in the event of a change in control of the Company (as defined in the Secured Notes) or an event of default under the Secured Notes.

The redemption price upon a change of control will vary depending upon the consideration being paid for the Common Stock in the change of control transaction and the date of such change of control. In the event of a change of control on or prior to May 25, 2009, the redemption price will be the greater of:

(1) 125% of the outstanding principal of the Secured Note plus any accrued and unpaid interest thereon and late charges; or

(2) either (x) if the consideration per share payable to the holders of Common Stock (the “Consideration”) is equal to or greater than $6.00 (as adjusted for stock splits, stock dividends and similar events), the amount the holder would have received upon the change of control if the holder were to fully convert the Secured Note plus accrued and unpaid late charges and interest (the “Equity Value”) or (y) if the Consideration is less than $6.00 (as adjusted for stock splits, stock dividends and similar events), 115% of the Equity Value.

In the event of a change of control after May 25, 2009, the redemption price will be the greater of:

(1) 110% of the outstanding principal of the Secured Note plus any accrued and unpaid interest thereon and late charges; or

(2) either (x) if the Consideration is equal to or greater than $6.00 (as adjusted for stock splits, stock dividends and similar events), the Equity Value or (y) if the Consideration is less than $6.00 (as adjusted for stock splits, stock dividends and similar events), 107.5% of the Equity Value.

In the event of an event of default, the redemption price will be equal to 110% of the sum of:

(1)	any accrued and unpaid interest on the principal being redeemed, plus

(2)	any accrued and unpaid late charges on such redeemed principal and interest, plus

(3)	the greater of:

(A)	the sum of (x) the redeemed amount and (y) the Make-Whole Amount, and

(B)
the product of (x) the then conversion rate (i.e., the redeemed amount divided by the conversion price) and (y) the highest closing sale price of the Common Stock during the period beginning on the date immediately preceding the event of default and ending on the date immediately preceding the payment of the redemption price.

An event of default can occur, when and as detailed in the Secured Notes and subject to various limitations, on:

•	the failure to file a Registration Statement pursuant to the Registration Rights Agreement or its failure to be deemed or remain effective pursuant to the terms of the Secured Notes;

•	suspension from trading of the Common Stock;

•	failure to cure a Conversion Failure (as defined in the Secured Note) within the specified period of time;

•	failure to reserve, after stockholder approval, the required number of shares of Common Stock;

•	failure to pay any amounts when due under the Secured Notes;

•	breach of any third-party indebtedness in excess of $250,000;

•	an event involving a bankruptcy, insolvency, reorganization or liquidation;

•	a breach of any representation, warranty, covenant or other material term of the Transaction documents;

•	failure to remove a restrictive legend when required by the Transaction documents;

•	failure to list or the delisting of any Registrable Securities (as defined in the Registration Rights Agreement); and

•	failure to receive stockholder approval to increase the number of authorized shares of Common Stock to at least 50 million.

Investor Warrants. In connection with the issuance of the Secured Notes, the Company issued warrants to the holders that are currently exercisable for an aggregate of 1,982,639 shares of Common Stock. The Investor Warrants are exercisable at $4.35, subject to weighted average anti-dilution protection for the life of the warrants as further detailed in the section entitled “Anti-dilution Provisions of the Secured Notes and the Investor Warrants and Cowan Warrants” below, and expire on May 25, 2011. The Investor Warrants are also subject to limitations on beneficial ownership as described in the section entitled “Limitation on Beneficial Ownership” below. In the event of a change of control, unless the closing sale price of the Common Stock on the first trading day immediately following the public announcement of the change of control exceeds $6.00 per share, the holder of an Investor Warrant may require the Company to purchase all or any portion of an Investor Warrant (the “redeemed portion”) for cash at a price equal to the value of the redeemed portion of the Investor Warrant determined using the Black-Scholes option pricing model. The Investor Warrants also contain a “cashless exercise” provision.

Cowen Warrants. In connection with the issuance of the Secured Notes, the Company issued warrants to purchase Common Stock to Cowen & Co., LLC as partial consideration for its services as placement agent. The Cowen Warrants are exercisable at $3.60 as to 198,264 shares and $4.35 as to 49,566 shares. The provisions of the Cowen Warrants are substantially identical to those of the Investor Warrants, except that the Cowen Warrants cannot be exercised until the Company receives stockholder approval for this proposal.

5% Warrants. The Company used $2.42 million of the net proceeds received in the Transaction to repurchase approximately $2.35 million principal amount of the Company’s 5% Notes at a price of 102.5% of face amount plus accrued interest, and the holders of the 5% Notes entered into a Written Consent and Waiver and Amendment to Note Agreement pursuant to which they consented to the Company granting a security interest in its assets to the holders of the Secured Notes and waived their right, arising under the 5% Note documents as a result of the Transaction, to redeem the balance of their 5% Notes. In addition, the 5% Note holders agreed to extend the maturity of the remaining $2.85 million 5% Notes from October 31, 2007 to May 25, 2009, and received warrants to purchase an aggregate 163,793 shares of common stock at an exercise price of $4.35. The 5% Warrants contain no price anti-dilution protection, but are subject to adjustment for certain customary corporate events. The 5% Warrants expire on May 25, 2009.

Security Agreements. The Company’s obligations under the Secured Notes are secured by substantially all of the assets of Nestor and substantially all of the assets of certain of its subsidiaries, except as to contracts entered into by the Company after October 1, 2006 and all assets related thereto and all proceeds thereof. In addition, the Company’s obligations under the Secured Notes are guaranteed by certain of its subsidiaries.

Registration Rights. In connection with the Transaction, the Company entered into a Registration Rights Agreement with the holders of the Secured Notes, pursuant to which it agreed to file a Registration Statement on Form S-3 (the “Registration Statement”) registering for resale 120% of the Common Stock initially issuable upon conversion of the Secured Notes and 120% of the Common Stock initially issuable upon exercise of the Investor Warrants. The Registration Statement must be filed on or before July 17, 2006, with penalties imposed on the Company if such filing deadline is not met, or if the Registration Statement is not declared effective by the Securities and Exchange Commission (“SEC”) within 60 days of filing (or 90 days if subject to SEC review) up to a maximum of 10% of the purchase price of the Secured Notes. In addition, the Company is obligated to register for resale shares of Common Stock issuable upon exercise of the Cowen Warrants and the 5% Warrants. The Company also agreed to bear the reasonable expenses of registration, except underwriting discounts and commissions, if any. The Company agreed to keep the registration statements effective for specified periods.

Rights With Respect to Other Equity Issuances. Under the Agreement, the Company has agreed that until 180 days following the effective date of the Registration Statement covering the shares issuable upon conversion of the Secured Notes and exercise of the Investor Warrants, it will not, directly or indirectly, offer, sell or grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its subsidiaries’ equity or equity equivalent securities, including any debt, preferred stock or other instrument or security that is convertible into or exchangeable or exercisable for shares of its Common Stock without the prior written approval of the holders of at least 75% of the aggregate principal amount of the Secured Notes. In addition, until the first anniversary of the effective date of such Registration Statement, and provided that at least 30% of the principal face amount of the Secured Notes remain outstanding, holders of the Secured Notes have the right to purchase up to 30% of any equity or equity-linked financings, subject to certain conditions. Furthermore, if at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its common stock, each holder will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights a holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s Secured Note. These rights do not apply to certain “Excluded Securities,” as described below under “Anti-dilution Provisions of the Secured Notes and Investor Warrants and Cowan Warrants.”

Limitation on Beneficial Ownership. Holders of the Secured Notes and Investor Warrants are subject to limitations on beneficial ownership such that no conversion of Secured Notes or exercise of Investor Warrants or payment of any amounts due to the holders in Common Stock can be effected by the Company to the extent that such conversion or payment would result in such Secured Note holder owning in excess of 4.99% (the “Maximum Percentage”) of the Common Stock outstanding immediately after giving effect to such conversion or payment. Except as to one investor holding Secured Notes currently convertible in 1,944,444 shares and Investor Warrants currently exercisable for 486,080 shares, a holder of Secured Notes or Investor Warrants on written notice and as prescribed in the Secured Notes may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%, provided that any such increase will not be effective until the 61st day following such notice.

Anti-dilution Provisions of the Secured Notes and Investor Warrants and Cowan Warrants. The principal of the Secured Notes is currently convertible into the Company’s Common Stock at a conversion price of $3.60 per share. The conversion price is subject to full ratchet anti-dilution protection for any equity issuances within three years and weighted-average anti-dilution protection thereafter, in addition to other customary adjustments events.

Under the full ratchet anti-dilution provisions contained in the Secured Notes, if the Company issues or sells, or is deemed to have issued or sold in certain circumstances, any shares of Common Stock or any security convertible into or exchangeable for shares of Common Stock, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security (as defined below), for a consideration price per share (the “New Issuance Price”) less than a price equal to the conversion price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the conversion price then in effect shall be reduced to the New Issuance Price.

From and after May 25, 2009, if the Company enters into a Dilutive Issuance, the Secured Notes are entitled to weighted average anti-dilution protection, and the conversion price then in effect shall be reduced to an amount equal to the product of:

(A)	the conversion price in effect immediately prior to such Dilutive Issuance, and

(B)	the quotient determined by dividing -

(1) the sum of (x) the product derived by multiplying the conversion price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock deemed outstanding immediately prior to such Dilutive Issuance by (y) the consideration, if any, received by the Company upon such Dilutive Issuance, by

(2) the product derived by multiplying (x) the conversion price in effect immediately prior to such Dilutive Issuance by (y) the number of shares of Common Stock deemed outstanding immediately after such Dilutive Issuance, provided that in no event shall the conversion price be reduced below the par value of the Common Stock.

In addition, the Investor Warrants and Cowan Warrants provide for the same weighted average anti-dilution as the Secured Notes, calculated in the same manner and on the same occurrences as described above, except that the term “conversion price” shall be replaced with the term “exercise price.” Further, in the case of the Investor Warrants and Cowan Warrants, upon an adjustment of the exercise price as described above, the number of shares of Common Stock received upon exercise of the Investor Warrants and Cowan Warrants shall be adjusted to the number of shares of Common Stock determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable upon exercise of the Investor Warrant and Cowan Warrant, as the case may be, immediately prior to such adjustment and dividing the product thereof by the exercise price resulting from such adjustment.

The anti-dilution provisions described above do not apply to certain “Excluded Securities,” which includes securities issued in connection with employee benefit plans, upon conversion of the Secured Notes or the exercise of the Warrants, or the exercise or conversion of options, warrants, and convertible securities outstanding immediately prior to the Closing Date or pursuant to certain mergers, acquisitions, strategic business partnerships or joint ventures by the Company.

Further Information. The terms of the Transaction and the Secured Notes, the Investor Warrants, the 5% Warrants, the Cowen Warrants and all other Transaction documents are complex and only summarized above. For further information on the Transaction and the rights of the holders, please refer to the descriptions contained in the Current Report on Form 8-K filed with the SEC on May 26, 2006 and the transaction documents filed as exhibits thereto. The terms of the Common Stock are set forth in the Company’s Amended and Restated Certificate of Incorporation filed with the SEC as Exhibit 3.1 to the Company’s Form 10-K for the year ended December 31, 2003.

Effect of the Approval to Issuance of a Number of Shares of Common Stock Sufficient to Allow for Full Conversion of the Secured Notes and Full Exercise of the Warrants

The total number of shares currently issuable upon full conversion of the Secured Notes and full exercise of the Warrants is 10,324,822, representing approximately 34% of the shares of Common Stock outstanding immediately following the Transaction (assuming such conversion and exercise). As discussed above, in the event that a future dilutive event were to occur, the conversion price of the Secured Notes and the exercise price of the Investor Warrants and the Cowen Warrants could be adjusted. Such adjustment could result in an even greater number of shares being issued and significant additional dilution to the current stockholders.

Vote Required

The affirmative vote of a majority of the votes duly cast is required to approve the issuance of a number of shares of the Company’s Common Stock sufficient to allow for full conversion of the Secured Notes and full exercise of the Warrants issued in the Transaction (including, in each case, any shares issuable as a result of anti-dilution adjustments).

In connection with the Transaction, the Company entered into Voting Agreements with certain stockholders who hold, in the aggregate, 10,351,048 shares, or 50.83%, of the outstanding Common Stock of the Company, pursuant to which they have agreed to vote in favor of the proposal to approve the issuance of a number of shares of the Company’s Common Stock sufficient to allow for full conversion of the Secured Notes and full exercise of the Investor Warrants.

The Board of Directors recommends a vote “FOR” this proposal.

Certain stockholders, including Silver Star Partners I, LLC, who hold an aggregate of 50.83% of the outstanding common stock, can be expected to vote “FOR” this proposal.

Reasons for the Board of Directors’ recommendation

The Board of Directors believes that approval of the proposal is in the best interests of the Company and its stockholders for the following reasons, among others:

•	it will satisfy a covenant that it made with the holders that was a condition to consummating the Transaction;

•	it would enable the Company to effect full conversion of the Secured Notes and full exercise of the Warrants as contemplated by the Transaction, thereby avoiding an event of default; and

•	it would avoid the additional time and expense of seeking such stockholder approval in the future as required by the terms of the Transaction.

PROPOSAL 3:
Approval of the Amendment to the Certificate of Incorporation to increase the number of shares of authorized Common Stock from 30,000,000 to 50,000,000

On May 4, 2006, the Board of Directors of the Company adopted a resolution, subject to stockholder approval, proposing that the Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock from 30,000,000 to 50,000,000 shares. If approved by the stockholders, the Company will file an amendment to its Certificate of Incorporation as set forth below and the increase will become effective upon filing the amendment with the Secretary of State of the State of Delaware. It is expected that such filing will take place as soon as practicable following stockholder approval of this proposal.

The Company is currently authorized to issue up to 40,000,000 shares of capital stock, of which 30,000,000 are Common Stock, $0.01 par value, and 10,000,000 are preferred shares, $1.00 par value. As of May 31, 2006, there were 20,365,916 shares of Common Stock outstanding and 8,283,029 shares reserved for issuance upon exercise or conversion of outstanding options, warrants and convertible securities (including 4,071,146 shares reserved for issuance upon conversion or exercise of the Secured Notes and Investor Warrants). An additional 1,837,336 shares of Common Stock are authorized for issuance pursuant to future grants under the Company’s 2004 Stock Incentive Plan.

Proposed Amendment to Certificate of Incorporation
The proposed resolution would amend paragraph 2. of Article Fourth of the Certificate of Incorporation to read as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of Common Stock, par value $0.01 per share, (hereinafter called “Common Stock”) and Ten Million (10,000,000) shares of Preferred Stock, par value $1.00 per share, (hereinafter called “Preferred Stock”).

Purpose and Effect of the Proposed Amendment
As described in Proposal 2 above, on May 25, 2006 the Company consummated a private placement transaction in which the Company issued Units consisting of Secured Notes and warrants to purchase Common Stock. In accordance with the terms of the Transaction, assuming approval of Proposal 2, the Company will be obligated to reserve for issuance a total of 12,357,027 shares of Common Stock in connection with the conversion or exercise of the Secured Notes and Warrants issued in the Transaction, determined as follows:

•	120% of the 7,930,560 shares issuable upon conversion of the Secured Notes at the initial conversion price of $3.60, or 9,516,672 shares;

•	120% of the 1,982,639 shares issuable upon exercise of the Investor Warrants at the initial exercise price of $4.35, or 2,379,166 shares;

•
120% of the 247,830 shares issuable to Cowen & Co., LLC, the placement agent for the Transaction, upon exercise of the Cowen Warrants at the initial exercise prices of $4.35 as to 198,264 shares and $3.60 as to 49,566 shares, or an aggregate 297,396 shares; and

•	100% of the shares issuable upon exercise of the 5% Warrants at the exercise price of $4.35, or 163,793 shares.

Combined with the 20,365,916 shares of Common Stock outstanding at June 1, 2006 and 4,211,883 shares reserved for issuance upon exercise of other outstanding options, warrants and convertible securities, the total number of shares of Common Stock outstanding or reserved for issuance will be 36,934,826. The remaining 13,065,174 shares will be available for issuance by the Board of Directors in its sole discretion without further stockholder approval, except where stockholder approval is required by applicable law or the rules and regulations of Nasdaq or any other exchange upon which the Common Stock is listed. The additional shares could be used for any proper corporate purpose approved by the Company’s Board of Directors, including, among other things, providing shares for the 2004 Stock Incentive Plan, stock dividends, dividend reinvestment plans, possible future financings or acquisitions, and any other general corporate purposes related to the development and expansion of the Company’s corporate enterprise. However, as of the date of mailing of this Proxy Statement to stockholders, the Company has no current plans, proposals or arrangements to issue any of the shares of Common Stock, with the exception of Common Stock previously authorized for issuance under the 2004 Stock Incentive Plan or currently reserved for issuance under outstanding stock options, convertible preferred stock, warrants and convertible notes or to be reserved for issuance pursuant to the Secured Notes and Warrants.

The proposed increase in the authorized number of shares of Common Stock will have no immediate effect on the rights of existing stockholders; however, the issuance of a significant number of shares of Common Stock may, in the future, have a significant negative effect on the trading price of the Common Stock. Issuance of these shares may also substantially dilute the ownership interests of the Company’s existing stockholders.

Vote Required

The affirmative vote of stockholders holding a majority of the issued and outstanding shares of Nestor entitled to vote at the annual meeting is required to approve the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock.

In connection with the Transaction, the Company entered into Voting Agreements with certain stockholders who hold, in the aggregate, 10,351,048 shares, or 50.83%, of the outstanding Common Stock of the Company, pursuant to which they have agreed to vote in favor of the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock to at least the amount required to allow for the issuance of the maximum number of shares of Common Stock issuable by the Company under the Secured Notes and the Investor Warrants as contemplated by the Transaction documents.

The Board of Directors recommends a vote “FOR” approval of the amendment to Nestor, Inc.’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 50,000,000 shares.

Certain stockholders, including Silver Star Partners I LLC, who hold an aggregate of 50.83% of the outstanding Common Stock, have agreed to vote “FOR” this proposal.

PROPOSAL 4:
Ratification of the appointment of Carlin, Charron & Rosen, LLP as independent auditors of the Company for 2006

Carlin, Charron & Rosen, LLP, independent certified public accountants, have been the auditors for the Company since 2002. The Audit Committee has selected Carlin, Charron & Rosen, LLP to continue as the Company’s independent auditors for 2006. The Board requests that the stockholders ratify such appointment. If the stockholders do not ratify the appointment of Carlin, Charron & Rosen, LLP, the Audit Committee will make another appointment as effective for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent auditor at anytime it believes such change would be in the best interests of the Company and its stockholders.

Representatives of Carlin, Charron & Rosen, LLP are expected to attend the annual meeting with the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the votes duly cast at the annual meeting is required for the approval of this proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Carlin, Charron & Rosen, LLP.

OTHER MATTERS
The Board of Directors is not aware of any other matters to be presented at the annual meeting. However, if any other matter should properly come before the annual meeting, the persons entitled to vote on that matter would be given the opportunity to do so.

CORPORATE GOVERNANCE

Board Governance

The Board of Directors reviewed, revised and adopted written charters for its Nominating, Audit and Compensation Committees. The Company and its Board continue to be committed to the highest standards of corporate governance and ethics. In 2004 the Board also adopted, based on the recommendation of the Audit Committee, Nestor’s Code of Ethics that applies to all employees, including but not limited to, its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of Nestor’s Code of Ethics and the Nominating, Compensation and Audit Committee charters are available without charge by writing to: Nestor, Inc., 42 Oriental Street, Providence, Rhode Island 02908-3238, Attention: Nigel P. Hebborn and on the Company’s website on the “Investor Information” page. Our website address is http://www.nestor.com.

Independent Directors

The Board has determined that among the current directors of the Company George L. Ball, Albert H. Cox, Jr., Clarence A. Davis, Terry E. Fields, and David N. Jordan are “independent” of Nestor’s management under Nasdaq’s Marketplace Rule 4200(a)(15). Certain relationships and related transactions with other directors are discussed below.

Certain Relationships and Related Transactions

William B. Danzell is the Chief Executive Officer of Nestor, Inc., the President of Danzell Investment Management, Ltd. and the Managing Director of Silver Star Partners I, LLC, which owns 48.3% of Nestor’s outstanding common stock. David N. Jordan is an affiliate of Silver Star Partners I, LLC.

Benjamin M. Alexander, Vice President, General Counsel and Secretary of the Company, was of counsel to the law firm Partridge, Snow and Hahn LLP, which the Company uses for legal services, until February 2005.

George L. Ball, a director of the Company, is Chairman of the Board of Sanders Morris Harris and its parent corporation, Sanders Morris Harris Group. Sanders Morris Harris served as a placement agent in connection with the private placement of the Company’s Common Stock in December 2003 and January 2004 and the private placement of the Company’s 5% Notes in November 2004.

Daryl Silzer, a nominee for director, is the President and CEO of SecurTek Monitoring Solutions, Inc. Nestor's wholly owned subsidiary, Nestor Traffic Systems, Inc. has an agreement with SecurTek pursuant to which Nestor Traffic Systems will outsource to SecurTek any citation processing required by any of Nestor Traffic Systems' contracts with municipalities in Canada. Currently, Nestor Traffic Systems has no contracts with Canadian municipalities which require citation processing.

Stockholder Communication with the Board of Directors

Any stockholder who desires to communicate with the Board, independent directors or non-management directors as a group, or any individual director may send a letter addressed to the same, c/o Corporate Secretary, Nestor, Inc., 42 Oriental Street; Providence, Rhode Island 02908-3238. The Corporate Secretary has been instructed by the Board to forward such communications directly to the addressee(s).

Compensation and Meetings of the Board of Directors

The Company’s Board of Directors held eleven meetings and acted by written consent twice in 2005. The Company's non-employee directors receive cash compensation of $1,250 per Board meeting attended in person, $500 per Committee meeting attended in conjunction with a Board meeting (chair), $250 per Committee meeting attended in conjunction with a Board meeting (member), $1,000 per Committee meeting attended not in conjunction with a Board meeting (chair), $500 per Committee meeting attended not in conjunction with a Board meeting (member) and $500 per telephonic special Board meeting.

The Company has no policy with respect to director’s attendance at the annual meeting of stockholders except that a meeting of the Board is scheduled following the annual meeting. At last year’s annual meeting of stockholders, five directors attended.

Audit Committee

The Company has an audit committee comprised of the following three Directors: Terry E. Fields, Albert H. Cox, Jr. and David N. Jordan. The Audit Committee operates under a written charter adopted by the Board of Directors on December 17, 2003 and amended on April 8, 2004. The Board of Directors has determined that each member of the Audit Committee qualifies as independent director, as required by the Audit Committee Charter. In making this determination, the Board of Directors applies the independence criteria of Nasdaq’s Marketplace Rules and the Securities Exchange Act. The Audit Committee met twice in 2005.

Audit Committee Financial Expert

The Board of Directors determined that the Chairman of the Audit Committee, Terry E. Fields, qualifies as an "Audit Committee Financial Expert." Mr. Fields is "independent" of Nestor's management under Nasdaq's Marketplace Rule 4200(a)(15). Mr. Fields is not standing for re-election to the Board of Directors. Following the annual meeting, the Company expects that Mr. Davis will be appointed to, and elected Chairman of, the Audit Committee. The Board of Directors has determined that Mr. Davis qualifies as an “Audit Committee Financial Expert.” Mr. Davis is “independent” of Nestor’s management under Nasdaq's Marketplace Rule 4200(a)(15).

The Audit Committee is responsible, among other things, for assisting the Board with oversight of the Company’s accounting and financial reporting processes and audits of its financial statements, including the integrity of the financial statements, compliance with legal and regulatory requirements, the independence and qualifications of the Company’s auditor firm. The Committee is directly responsible for the appointment, compensation, terms of engagement and oversight of the work of the audit firm.

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, including the Company’s system of internal controls. The independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America and for expressing an opinion as to whether those audited financial statements fairly present the consolidated financial position, results of operations, and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility is to monitor and oversee these processes and appoint the independent accountants.

In fulfilling these responsibilities, the Audit Committee Chairman met with the Company’s independent accountants, without management present, to review and discuss the overall scope, plans and results of their examinations, the overall quality of the Company’s financial reporting and the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. These reviews included discussions with the independent accountants required pursuant to Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees”. The Audit Committee has discussed with the independent accountants matters relating to their independence and has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1.

The Audit Committee did not meet with management prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 to review and discuss the audited consolidated financial statements included in the Annual Report, as such financial statements were not completed in time for such discussion to occur before the filing deadline for the Annual Report (including the extension period allowed under SEC rules). The Audit Committee did meet with management to review and discuss the audited consolidated financial statements included in the Annual Report subsequent to the filing of the Annual Report. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles.

In reliance on the reviews and discussions referred to above, exclusive of those discussions occurring after the filing of the Annual Report, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Audit Committee has also approved, subject to stockholder approval, the appointment of Carlin, Charron & Rosen, LLP as the Company’s independent accountants.

Submitted by the Audit Committee:
Terry E. Fields (Chairman)
Albert H. Cox, Jr.
David N. Jordan

Principal Accounting Fees and Services

Independent Auditor Fees for 2005 and 2004

This table shows the aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and December 31, 2004 by Carlin, Charron & Rosen, LLP (“CCR”).

	2005	2004
Audit Fees (1):	$139,982	$77,500
Audit-Related Fees(1):	51,902	18,544
Tax Fees(2):	24,821	18,400
All Other Fees:	---	---
	$216,705	$114,444

(1)
These fees are for the audit of our financial statements for 2005 and 2004, respectively, for quarterly reviews, registration statements and accounting consultations related to the audited financial statements.

(2)	Tax fees were for tax compliance services paid to CCR in 2005 and 2004.

Pre-Approval of Audit and Non-Audit Services

All of the fees for 2005 and 2004 shown above were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent auditors. Pre-approval is generally provided for up to one year, is detailed as to the particular category of services and is subject to a monetary limit. Our independent auditors and senior management periodically report to the Audit Committee the extent of services provided by the independent auditors in accordance with the pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Compensation Committee, Interlocks and Insider Participation

The Company also has a Compensation Committee comprising the following directors: George L. Ball, Albert H. Cox, Jr., Terry E. Fields, and David N. Jordan. None of these directors had any contractual or other relationships with the Company during the fiscal year ended December 31, 2005 except as directors. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. The Compensation Committee meets periodically to review and consider compensation matters relating to employees of the Company. The Compensation Committee met two times in 2005.

COMPENSATION COMMITTEEE REPORT ON EXECUTIVE COMPENSATION

Overall Policy. The Company's executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, the Company has developed a compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy and to provide a compensation package that recognizes individual contributions as well as overall business results.

The Compensation Committee determines the compensation of the Company's chief executive officer and sets the policies for and recommends and reviews the compensation awarded to other executive officers.

The key elements of the Company's executive compensation program consist of base salary, annual bonus and stock awards. The Compensation Committee's policies with respect to each of these elements are discussed below. Although the elements of compensation described below are considered separately, the Compensation Committee generally takes into account the full compensation package afforded to the executive.

Base Salaries. The base salary for an executive officer is initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

Annual salary adjustments are exclusive of those which have been determined pursuant to employment agreements, if any, and are determined by (i) evaluating the Company's performance and (ii) the performance of each executive, including any new responsibilities assumed by such person. In evaluating the Company's performance, the Compensation Committee, where appropriate, also considers non-financial indicia, including, but not limited to, increased market share, efficiency gains, improvements in quality and improvements in relations with customers, suppliers and employees. No adjustments to executive salaries were made in 2005.

Annual Bonuses. No annual bonuses were paid to executives in the past three fiscal years except that in 2005 the Company paid Mr. Eikinas, the Company’s Chief Operating Officer, bonuses totaling $25,000 in connection with the implementation of its all-digital red light system and its mobile speed product. In 2003, the Company paid a 2% bonus to all employees in connection with achievement of its first quarter performance target and also paid a $500 holiday bonus to all employees. In 2005, the Company paid a $100 holiday bonus to all employees.

Stock Awards. Stock awards are recommended by management and approved by the Board. Executive stock awards are recommended and approved by the Compensation Committee.

CEO Compensation. Mr. Danzell, the Company’s CEO, is eligible to participate in the same executive compensation plans available to the Company’s other executive officers. In October 2004, Mr. Danzell’s salary level and bonus opportunity were reviewed and a decision was made by the Compensation Committee to enter into an employment agreement with him providing for an annual base salary of not less than $250,000, a discretionary bonus for 2004 to be determined by the Committee at the end of 2004, and the setting of targets for annual bonuses at the start of succeeding years. As part of a program of cost reductions at the Company that included reducing the salaries of most employees, Mr. Danzell’s employment agreement was amended in March 2006 to provide for an annual salary of not less than $225,000. The Compensation Committee determined to not pay Mr. Danzell a bonus for 2004. Mr. Danzell’s employment agreement also provided for the grant of options to purchase 1,000,000 shares of the Company’s Common Stock to Mr. Danzell at an option exercise price of $4.95 per share. See “EXECUTIVE COMPENSATION — Employment Agreements.” The Compensation Committee set as a target for Mr. Danzell’s 2005 bonus the achievement of positive earnings before interest, taxes, depreciation and amortization; if that target was achieved, Mr. Danzell was to receive a bonus of 1.5% of earnings before interest, taxes, depreciation and amortization, or 3% if net earnings exceeded $500,000. Because the target was not met, Mr. Danzell did not receive a bonus in 2005, except for the holiday bonus paid to all employees. The Compensation Committee believes that Mr. Danzell's 2005 total compensation was competitive, fair, and reflective of the Company’s executive compensation philosophy.

Conclusion. As is indicated by the programs described above, a portion of the Company's executive compensation is linked directly to individual and corporate performance. The Compensation Committee intends to continue its practice of linking executive compensation to corporate performance and stockholders returns, recognizing that the cyclical nature of the Company's business may, from time to time, result in temporary imbalances among the three components of compensation over a particular period.

The Compensation Committee:
David N. Jordan (Chair)
George L. Ball
Albert H. Cox, Jr.
Terry E. Fields

Nominating Committee

The Company has a nominating committee comprising George L. Ball, Albert H. Cox, Jr., Terry E. Fields and David N. Jordan. The Nominating Committee identifies, evaluates and nominates director candidates for election at the Company’s annual meeting of stockholders or to fill vacancies on the board of directors. The process followed by the Nominating Committee in fulfilling those responsibilities includes recommendations by board members and requests recommendations from others, meeting to discuss and evaluate biographical information, experience and other background material relating to potential candidates and interviews of selected candidates. The Nominating Committee did not meet in 2005. It was formed in 2005, and held its first meeting in 2006. All members of the Nominating Committee are “independent” of the Company’s management under Nasdaq’s Marketplace Rule 4200(a)(15).

In considering candidates, the Nominating Committee assesses, in its judgment, the relevant qualities possessed by the candidate, which include integrity; business acumen, experience and judgment; knowledge of the Company’s business and industry; ability to understand the interests of various constituencies of the Company and to act in the interests of all stockholders; potential conflicts of interest; and contribution to diversity on the board of directors. The Nominating Committee believes that the backgrounds and qualifications of the Company’s directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that assist the board of directors in fulfilling its responsibilities.

The Nominating Committee will consider candidates recommended by individual stockholders, if their names and credentials are provided to the Nominating Committee on a timely basis for consideration prior to the annual meeting. Stockholders who wish to recommend an individual to the Nominating Committee for consideration as a potential candidate for director should submit the name, together with appropriate supporting documentation, to the Nominating Committee at the following address: Nominating Committee, c/o Corporate Secretary, Nestor, Inc, 42 Oriental Street; Providence, RI 02908. A submission will be considered timely if it is made during the timeframes disclosed in this proxy statement under “Stockholder Proposals.” The submission must be accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has owned more than 5% of the Company’s Common Stock for at least a year prior to the date the recommendation is made. Submissions meeting these requirements will be considered by the Nominating Committee using the same process and applying substantially the same criteria as followed for candidates submitted by others. If the Nominating Committee determines to nominate and recommend for election a stockholder-recommended candidate, then the candidate’s name will be included in the Company’s proxy card for the next annual meeting of stockholders.

The nominees for director approved by the Nominating Committee for inclusion on the accompanying proxy card who are neither executive officers nor current directors standing for re-election were recommended by the categories of persons or entities opposite their names:

Michael C. James	Security holder
Nina R. Mitchell	Chief Executive Officer
Thodore Petroulas	Chief Executive Officer
Daryl Silzer	Security holder

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for the calendar years ended December 31, 2005, 2004 and 2003 compensation paid by the Company to the chief executive officer and to each of the officers of the Company whose total annual salary and bonus exceeded $100,000 in the calendar year ended December 31, 2005 (“Named Executive Officers”). All options are reported on a post-split basis.

					Long-Term Compensation Awards
Name and Principal Position	Calendar Year	Salary ($)	Bonus ($)	Other Annual Compensation(1)	Restricted Stock Awards	Options/ SARs	Payout	All Other Comp ($)

William B. Danzell(2)	2005	302,500	101	78	0	0	0	0
President and CEO	2004	272,500	0	235	0	632,100	0	0
	2003	177,083	500	115	0	0	0	0

Nigel P. Hebborn	2005	200,000	101	78	0	0	0	0
EVP, Treasurer and CFO	2004	183,333	0	153	0	602,100	0	0
of Nestor, Inc. and	2003	180,000	1,400	153	0	0	0	0
President of Nestor Traffic
Systems, Inc.

Tadas A. Eikinas(3)	2005	161,939	25,101	78	0	30,000	0	0
Chief Operating Officer	2004	36,459	0	27	0	50,000	0	0

Benjamin M. Alexander(4)	2005	131,369	110	78	0	135,000	0	0
Vice President, General
Counsel and Secretary

(1)	Payment of group term life insurance premiums.

(2)	Mr. Danzell joined the Company in April 2003.

(3)	Mr. Eikinas joined the Company in September 2004 and became Chief Operating Officer in March 2005.

(4)	Mr. Alexander joined the Company in February 2005.

Option/SAR Grants in Last Fiscal Year

The following table sets forth information concerning the grant of stock options to each of the Named Executive Officers in fiscal 2005. All of these options were granted under the Company’s 2004 Stock Incentive Plan, as amended at exercise prices equal to the fair market value of the Common Stock on the grant dates. The options expire eight or ten years from their date of grant. SEC rules require the Company to show hypothetical gains that the Named Executive Officers would have for these options at the end of their terms. The Company calculated these gains assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term as required by SEC rules. These rates of stock price appreciation are not the Company’s estimate or projection of future stock prices.

Individual Grants in Last Fiscal Year					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options/SARs Granted(2)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5% ($)	10%($)

Tadas A. Eikinas	30,000	6.3%	5.95	03/29/2013	85,226	204,131

Benjamin M. Alexander	135,000	28.4%	5.95	03/29/2013	383,516	918,588

(1)
The potential realizable value of a stock option is the product of (a) the difference between (i) the product of the per-share market price at the time of grant and the sum of one plus the assumed rate of appreciation compounded annually over the term of the stock option and (ii) the per-share exercise price of the stock option and (b) the number of securities underlying the stock options at the end of fiscal 2005.

(2)	Vesting of the options granted under the 2004 Stock Incentive Plan occurs on an annual pro rata basis over the term of two to five years from the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table presents the value of exercised and unexercised options held by the Named Executive Officers at fiscal year-end:

Name	Shares Acquired on Exercise	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End Exercisable (E) and Unexercisable (U)		Value of Unexercised In-the-Money Options/ SARs at Fiscal Year-End ($) Exercisable (E) and Unexercisable (U)(2)

William B. Danzell	0	0	600,700	(E)	505,568
			401,400	(U)	339,136

Nigel P. Hebborn	0	0	378,048	(E)	321,959
			243,800	(U)	214,072

Tadas A. Eikinas	0	0	30,000	(E)	25,800
			50,000	(U)	38,700

Benjamin M. Alexander	0	0	10,000	(E)	0
			125,000	(U)	0

(1)	Value realized is calculated based on the difference between the fair market value of the shares acquired and the prices of the exercised options on the date of exercise.
(2)
Dollar value of unexercised in-the-money options is calculated based on the difference between the closing price of the Common Stock on Nasdaq on December 31, 2005 ($5.79 per share) and the exercise prices of the options held.

Securities Authorized for Issuance Under Equity Compensation Plans at Fiscal Year-End

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,866,027	$ 4.79	1,859,835(1)

Equity compensation plans not approved by security holders	---	---	---
Total	2,866,027	$ 4.79	1,859,835

(1)	Issuable under our 2004 Stock Incentive Plan, which may be issued as restricted stock or similar awards or as stock options.

Employment Agreements

Employment Agreement with William B. Danzell. On October 13, 2004, Nestor, Inc. entered into an employment agreement with William B. Danzell. Mr. Danzell is the Chairman of the Board of Nestor and its President and Chief Executive Officer. The employment agreement, as amended on March 6, 2006, provides that Mr. Danzell will be paid a base salary of not less than $225,000 per year and annual performance-based bonuses to be determined by Nestor’s Compensation Committee. Pursuant to the agreement, Mr. Danzell was also paid $75,000 for services performed without compensation when he was first elected chief executive officer and president; $37,500 of which was paid in 2004 and $37,500 of which was paid in 2005.

The term of the employment agreement is through December 31, 2007 and automatically renews for an additional two year period unless Nestor elects not to renew the agreement. The employment agreement may be terminated by either party on 30 days’ notice. If Nestor terminates Mr. Danzell’s employment without Cause or Mr. Danzell resigns for Good Reason (each as defined in the agreement), then, subject to certain conditions, Nestor is obligated to pay Mr. Danzell severance equal to his base salary and bonus (based on then current year to date performance) for the remainder of the employment term and certain of his options (described below) vest immediately.

Pursuant to the employment agreement, on October 13, 2004, Nestor granted, under the terms of its 2004 Stock Incentive Plan, two options to purchase 330,000 and 300,000, respectively, shares of Nestor common stock, $.01 par value per share, to Mr. Danzell at an option exercise price of $4.95 per share. The first option becomes exercisable for 100,000 of the shares subject to the option on December 31, 2004, for 200,000 such shares on December 31, 2005 and for 30,000 such shares on December 31, 2006 and expires on October 13, 2012. The second option becomes exercisable on the earlier of (a) October 13, 2012 or (b) with respect to 100,000 shares, the first date on which Share Price (as defined in the agreement) equals or exceeds 117.5% of Share Price on October 13, 2004 ($5.81625), and with respect to 200,000 shares, the first date on which Share Price equals or exceeds 138.0625% of Share Price on October 13, 2004 ($6.83409), and expires on October 12, 2014. Both of these Share Price targets have been achieved and, accordingly, this second option is fully vested. The Company is further obligated under Mr. Danzell’s employment agreement to grant him an option to purchase 170,000 shares at an exercise price of $4.95 per share vesting on December 31, 2006 and expiring on October 13, 2012 and an option to purchase 200,000 shares at an exercise price of $4.95 per share becoming exercisable on the earlier of (a) October 13, 2012 or (b) the first date on which Share Price equals or exceeds 162.2234375% of Share Price on October 13, 2004 ($8.03) and expiring on October 12, 2014. The options are incentive stock option to the extent permitted under the Internal Revenue Code of 1986, as amended, with any amount in excess of permitted levels under the Code to be treated as a non-statutory stock option to the extent of such excess. Vesting of all of Mr. Danzell’s options accelerate if, following a Change in Control (as defined in the agreement), Nestor terminates Mr. Danzell’s employment without Cause or Mr. Danzell resigns for Good Reason.

Employment Agreement with Nigel P. Hebborn. On October 13, 2004, Nestor, Inc. entered into an employment agreement with Nigel P. Hebborn. Mr. Hebborn is Nestor’s Executive Vice President and CFO and the President of Nestor Traffic Systems, Inc. The employment agreement, as amended on March 6, 2006, provides that Mr. Hebborn will be paid a base salary of not less than $180,000 per year and annual performance-based bonuses to be determined by Nestor’s Compensation Committee.

The term of the employment agreement is through December 31, 2007 and automatically renews for an additional two year period unless Nestor elects not to renew the agreement. The employment agreement may be terminated by either party on 30 days’ notice. If Nestor terminates Mr. Hebborn’s employment without Cause or Mr. Hebborn resigns for Good Reason (each as defined in the agreement), then, subject to certain conditions, Nestor is obligated to pay Mr. Hebborn severance equal to his base salary and bonus (based on then current year to date performance) for twelve months following such termination and certain of his options (described below) vest immediately.

Pursuant to the employment agreement, on October 13, 2004, Nestor granted, under the terms of its 2004 Stock Incentive Plan, two options to purchase 300,000 shares of Nestor common stock, $.01 par value per share, to Mr. Hebborn at an option exercise price of $4.95 per share. The first option becomes exercisable for 60,000 of the shares subject to the option on December 31, 2004, for 120,000 such shares on December 31, 2005 and for 120,000 such shares on December 31, 2006 and expires on October 13, 2012. The second option becomes exercisable on the earlier of (a) October 13, 2012 or (b) with respect to 60,000 shares, the first date on which Share Price (as defined in the agreement) equals or exceeds 117.5% of Share Price on October 13, 2004 ($5.81625), with respect to 120,000 shares, the first date on which Share Price equals or exceeds 138.0625% of Share Price on October 13, 2004 ($6.83409) and with respect to 120,000 shares, the first date on which Share Price equals or exceeds 162.2234375% of Share Price on October 13, 2004 ($8.03) and expires on October 12, 2014. The first two Share Price targets have been achieved and, accordingly the second option has vested with respect to 180,000 shares. The options are incentive stock options to the extent permitted under the Internal Revenue Code of 1986, as amended, with any amount in excess of permitted levels under the Code to be treated as a non-statutory stock option to the extent of such excess. Vesting of all of Mr. Hebborn’s options accelerate if, following a Change in Control (as defined in the agreement), Nestor terminates Mr. Hebborn’s employment without Cause or he resigns for Good Reason.

Employment Agreement with Tadas A. Eikinas. On March 29, 2005, Nestor, Inc. entered into an employment agreement with Tadas A. Eikinas. Mr. Eikinas's employment agreement, as amended on March 6, 2006, provides for a base salary of $157,500 per year, an option grant and bonuses based on reaching project objectives. The term of the agreement is from its date until December 31, 2008 and by its own terms renews for one year unless the Company elects not to renew by October 31, 2008. The employment agreement provides that in the event of Mr. Eikinas's termination without Cause or resignation for Good Reason (each as defined in the agreement), Mr. Eikinas will receive one year's base salary and one year of accelerated vesting with respect to his option. The option granted was to purchase 30,000 shares of Nestor's Common Stock at $5.95 per share, of which 10,000 vest upon grant, 10,000 vest on March 29, 2006 and 10,000 vest on March 29, 2007. Following a change in control of the Company, in the event of a termination without Cause of or a resignation for Good Reason by Mr. Eikinas, his option will immediately vest in its entirety. Mr. Eikinas will receive an immediately exercisable option to purchase 25,000 shares of the Company's Common Stock at the then current fair market value if, on or before October 31, 2005, the Company satisfactorily delivers, as reasonably determined by the Compensation Committee of the Board, a "speed on green" product other than to defined test markets. In addition, he will receive an immediately exercisable option to purchase 25,000 shares of the Company's Common Stock at the then current fair market value if, on or before October 31, 2005, the Company satisfactorily delivers, as reasonably determined by the Compensation Committee of the Board, a mobile speed product other than to defined test markets. He will also receive an immediately exercisable option to purchase 25,000 shares of the Company's Common Stock at the then current fair market value if, on or before December 31, 2005, the Company successfully develops and tests, as reasonably determined by the Compensation Committee of the Board, a CrossingGuard system using all digital imaging. The Compensation Committee may grant Mr. Eikinas additional bonuses in its sole discretion. The Compensation Committee has not made a determination as to whether these targets were met; management believes that the targets have been met.

Employment Agreement with Benjamin M. Alexander. On March 29, 2005, Nestor, Inc. entered into an employment agreement with Benjamin M. Alexander. Mr. Alexander's employment agreement, as amended on March 6, 2006, provides for a base salary of $148,500 per year, an option grant and bonuses in the Compensation Committee's sole discretion. The term of the agreement is from its date until December 31, 2008 and by its own terms renews for one year unless the Company elects not to renew by October 31, 2008. The employment agreement provides that in the event of Mr. Alexander's termination without Cause or resignation for Good Reason (each as defined in the agreement), Mr. Alexander will receive one year's base salary and three years of accelerated vesting with respect to his option. The option granted is to purchase 135,000 shares of Nestor's Common Stock at $5.95 per share, of which 10,000 vest upon grant, 15,000 vest on March 1, 2006, 20,000 vest on March 29, 2007, 25,000 vest on March 29, 2008, 30,000 vest on March 29, 2009 and 35,000 vest on March 29, 2010. Following a change in control of the Company, in the event of a termination without Cause or a resignation for Good Reason by Mr. Alexander, his option will immediately vest in its entirety.

Performance Graph

Following is a chart comparing the cumulative total stockholder return on its Common Stock over a five-year period with the cumulative total stockholder return of (i) a broad equity market index, and (ii) a peer group comprising Nasdaq non-financial stocks with Standard Industrial Codes of 0100 through 5999 and 7000 through 9999.

Comparison of Five-Year Cumulative Total Returns
Performance Graph for Nestor, Inc.

Produced on 4/20/2006 including data to 12/30/2005

$400
$300
$200
$100
$0
142.5
91.1
84.4
12/29/2000
12/31/2001
12/31/2002
12/31/2003
12/31/2004
12/30/2005

Legend
Symbol		CRSP Total Returns Index for:	12/2000	12/2001	12/2002	12/2003	12/2004	12/2005
________	■	Nestor, Inc.	100.0	206.8	8.6	87.4	178.5	142.5
__ __ __	¬	Nasdaq Stock Market (US Companies)	100.0	79.3	54.8	82.0	89.2	91.1
- - - - - - -	▲	Nasdaq Non-Financial Stock	100.0	76.5	50.0	76.5	82.5	84.4
		SIC 0100-5999, 7000-9999 US & Foreign
NOTES
A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year-end is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.00 on 12/29/2000.
E.	Data from 12-29-00 to 6-30-2005 was provided by the client.

Prepared by CRSP (.www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business,
The University of Chicago. Used with permission. All rights reserved. © Copyright 2006

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and any other equity securities of the Company. To the Company’s knowledge, based solely upon a review of the forms, reports, and certificates furnished to the Company by such persons with respect to the fiscal year ended December 31, 2005, all such reports with respect to such fiscal year were filed on a timely basis.

Stockholder Proposals for 2007 Annual Meeting

Proposals to be included in the proxy statement. Under SEC rules, if a stockholder wants the Company to include a proposal in its proxy statement and form of proxy for presentation at its 2007 Annual Meeting of Stockholders, the proposal must be received by the Company, attention: Corporate Secretary, at our principal executive offices by February 17, 2007.

Other proposals (not to be included in the proxy statement). Under SEC rules, if a stockholder fails to provide notice of a proposal to be presented at the 2007 annual meeting to the Company by May 5, 2007, the proxies designated by the Board of Directors will have discretionary authority to vote on the proposal.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly provide a separate copy of either document to you if you contact Chief Financial Officer, Nestor, Inc., 42 Oriental Street; Providence, Rhode Island 02908, or telephone (401) 274-5658. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us.

The above notice and proxy statement are sent by order of the Board of Directors.

/s/ Benjamin M. Alexander
Benjamin M. Alexander
Vice President, General Counsel and Secretary

Providence, Rhode Island
June 16, 2006

PROXY CARD

NESTOR, INC.

PROXY:	This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Nigel P. Hebborn and William B. Danzell, and each of them (with the full power of substitution), proxies for the undersigned to represent and to vote, as designated on this proxy card, all shares of Common Stock, par value $.01 per share, and all shares of Series B Convertible Preferred Stock, par value $1.00 per share, of Nestor, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the annual meeting of the Company's stockholders to be held on July 6, 2006, and at any and all adjournment or postponement thereof.

The Board of Directors recommends a vote "FOR" all nominees listed in Proposal 1.

1.	Election of Directors to serve for a term expiring at the next annual meeting of stockholders

Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

NOMINEES:
George L. Ball, Albert H. Cox, Jr., William B. Danzell, Clarence A. Davis, Michael C. James, David N. Jordan, Nina R. Mitchell, Thodore Petroulas and Daryl Silzer

FOR all nominees listed	☐
FOR all nominees listed except as noted below	☐

WITHHOLD AUTHORITY to vote for all nominees listed [ ]

The Board of Directors recommends a vote "FOR" Proposal 2.

2.
Approve the issuance of a number of shares of the Company’s Common Stock sufficient to allow for full conversion of the Company’s Senior Secured Convertible Notes (the “Secured Notes”) and full exercise of warrants issued in connection with the Secured Notes (including, in each case, any shares issuable as a result of anti-dilution adjustments)

FOR	☐	AGAINST	☐	ABSTAIN	☐

The Board of Directors recommends a vote "FOR" Proposal 3.

3.
Approve amending the Company's Certificate of Incorporation to increase the number of shares of Common Stock, par value $.01 per share, that the Company has authority to issue to from Thirty Million (30,000,000) shares to Fifty Million (50,000,000) shares

FOR	☐	AGAINST	☐	ABSTAIN	☐

The Board of Directors recommends a vote "FOR" Proposal 4.

4.	Ratify the appointment of Carlin, Charron & Rosen, LLP as independent auditors of the Company for 2005.

FOR	☐	AGAINST	☐	ABSTAIN	☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 and 4.

The undersigned hereby acknowledges receipt of a copy of the notice of the meeting of stockholders and of the related proxy statement.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE:

PRINT NAME/TITLE:

DATE:

IMPORTANT: Please date and sign as your name appears above and return in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the stockholder is a corporation, the proxy should be signed in full corporate name by a duly authorized officer whose title is stated.